Exhibit 5.1

Ernest M. Stern | PARTNER 1701 Pennsylvania Ave., N.W. Suite 200 Washington, D.C. 20006 Office: 844.285.4263 Ext. 758 Cell: 301.910.2030 estern@cm.law

January 23, 2026

Laser Photonics Corporation

250 Technology Park

Lake Mary, Florida 32746

Orlando, Florida 32810

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Laser Photonics Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1, as may be amended (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Act”), of (i) up to _____ shares of common stock of the Company, par value $.001 per share (the “Common Stock”), or one pre-funded warrant to purchase one share of Common Stock (the “Pre-Funded Warrants”), (ii) up to ___ series A-1 warrants (“Series A-1 Warrants”) to purchase ____ shares of Common Stock and (iii) up to ___ series A-2 warrants (the “Series A-2 Warrants”) (the Series A -1 Warrants and the Series A-2 Warrants collectively the “Common Warrants”) to purchase ___ shares of Common Stock, and (iv) up to ___ shares of Common Stock underlying the Common Warrants (the “Warrant Shares”). Unless otherwise indicated, capitalized terms used herein shall have the meanings ascribed thereto in the Registration Statement.

As such counsel, we have examined such documents, agreements, certificates of public officials and certificates of representatives of the Company and matters of fact and questions of law as we have considered appropriate for purposes of this opinion. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The shares of Common Stock, the Pre-Funded Warrants and Common Warrants have been duly authorized by the Company and when issued, sold and paid for as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable; and

2.	The Warrant Shares have been duly authorized and, if duly issued and sold against payment, will be validly issued, fully paid and nonassessable.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; and (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought. We express no opinion or confirmation as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, FINRA rules or stock exchange rules (without limiting other laws excluded by customary practice).

Laser Photonics Corporation January 23, 2026 Page 2 of 2

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ CM Law LLP

CM Law LLP